Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER 2018

Midlothian, Virginia, April 27, 2018. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the first quarter of 2018. Net income for the first quarter of 2018 was $412,000, an increase of $4,434,000 from a net loss of $4,022,000 for the fourth quarter of 2017, and slightly down by $3,000, or 1%, from net income of $415,000 for the first quarter of 2017. Net income available to common shareholders, which deducts from net income the dividends on preferred stock, amounted to $299,000, or $0.21 per fully diluted share, for the first quarter of 2018, compared to a net loss of $4,135,000, or $2.92 per fully diluted share, for the fourth quarter of 2017, and net income of $257,000, or $0.18 per fully diluted share, for the first quarter of 2017.

The results for the fourth quarter of 2017 were negatively impacted by an adjustment to the deferred tax asset arising from the passage of the Tax Cuts and Jobs Act in December 2017, which increased tax expense by $4,181,000.

Bill Foster, President and CEO of the Company, commented “The momentum in commercial and consumer banking continues to be very strong. You can see this demonstrated in our core loan and deposit growth over prior quarter and prior year. The market is responding very well to our value proposition, which is focused on helping businesses and families have a successful and joyful journey in life. We move quickly, search for Win-Win outcomes, approach opportunities as Problem Solvers and Business Builders, and let our clients know that they matter to us. Through our technology providers, we are able to offer the full range of products and services that our business and consumer clients need. We just need to keep doing an exceptional job of serving our clients with those capabilities. This value proposition is appreciated as much in Williamsburg as it is in Richmond, so we are still expecting Williamsburg to start generating a monthly profit during the second half of 2018.

Mortgage banking has regained momentum in a tough market.  Housing inventories are tight, but we offer preapproval and appraisal assurance programs that allow our borrowers to compete more effectively when they put an offer on a home, so we have actually seen a double digit increase in application volumes.  If the market holds steady, we expect to build on March’s monthly profit and produce a respectable final three quarters to the year in mortgage.”

The first quarter results were very positive for the Company with notable increases in net interest income and net interest margin coupled with strong growth in loans and low cost transaction deposits. Highlights for the first quarter of 2018 are as follows:

•	Net interest income amounted to $4,011,000 for Q1 2018, an increase of $141,000, or 3.6%, over Q4 2017, and an increase of $518,000, or 14.8%, over Q1 2017. This was the result of both volume and margin improvements driven by solid organic growth in commercial loans and low cost relationship deposits. As discussed in our Letter to Shareholders on February 20, 2018, our balance sheet is asset sensitive (meaning assets reprice faster than liabilities in a rising interest rate environment) and the increase in the Federal Funds target by the Board of Governors of the Federal Reserve System (“Federal Reserve”) in December 2017 had a positive impact on net interest income.
•	Gross loans held for investment increased by $19.0 million, or 5.2%, from Q4 2017, and by $47.8 million, or 14.1%, from Q1 2017. Core loans (excludes purchased loans) increased by $21.0 million, or 6.7% from Q4 2017, and by $49.7 million, or 17.5%, from Q1 2017.
•	Total deposits increased by $9.9 million, or 2.4%, from Q4 2017, and by $32.9 million, or 8.5%, from Q1 2017. More importantly, low cost relationship deposits (total deposits less time deposits) increased by $12.7 million, or 4.8%, from Q4 2017, and by $34.7 million, or 14.5%, from Q1 2017. Additionally, noninterest bearing account balances increased by $10.0 million, or 9.6%, from Q4 2017, and by $18.6 million, or 19.5%, from Q1 2017, and at March 31, 2018, represent 27.1% of total deposits.
•	Net interest margin of 3.74% increased by 8 basis points from 3.66% for Q4 2017 and increased by 16 basis points from 3.58% for Q1 2017.
•	The Company recorded gains on sale of foreclosed properties of $78,000 as asset quality metrics compare favorably to industry peers.

Key Operating Metrics

In our Letter to Shareholders on February 20, 2018, we identified operating metrics we believe demonstrate our progress in becoming a high performing bank and producing a Return on Equity in excess of 10%. Those metrics for the dates indicated were as follows:

	Year	Year	Year	Q1	Year
	2015	2016	2017	2018	2019 Target
Bank and Holding Company Net Interest Income/Average Assets	2.88%	3.03%	3.15%	3.37%	3.45%
Bank and Holding Company Noninterest Income/Average Assets	0.76%	0.86%	0.44%	0.43%	0.55%
Bank and Holding Company Noninterest Expense/Average Assets	4.20%	3.63%	3.28%	3.21%	3.00%
Mortage Segment Net Income Before Tax/Average Assets	0.24%	0.29%	0.01%	(0.18)%	0.30%

During Q1 2018, we made good progress in reaching our 2019 objectives for the Bank and Holding Company Net Interest Income to Average Assets and Bank and Holding Company Noninterest Expense to Average Assets metrics. While we remained flat in Q1 2018 for the Bank and Holding Company Noninterest Income to Average Assets, we have put strategies in place that should show improvement in this metric in the latter half of 2018. The mortgage banking segment had a loss in Q1 2018 negatively impacting this metric. However, we believe that its profitability will improve during the next two quarters and it will be profitable for the year.

Earnings by Segment

The following table presents operating results by operating segment for the indicated periods (in thousands):

Operating Results by Segment
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Pretax earnings by Segment
Commercial banking	$701	$236	$406	$194	$591
Mortgage banking	(217)	(25)	(27)	137	(42)
Total pretax income	484	211	379	331	549
Income tax expense	72	4,233	106	94	134
Net income (loss)	$412	$(4,022)	$273	$237	$415

The commercial banking segment had a very strong first quarter posting the highest pretax earnings over the last five quarters as a result of the increases in loans and margin. If the Federal Reserve continues to raise short-term interest rates during 2018, the Company will continue to experience margin increase during the remainder of 2018.

Our new expansion into the Williamsburg, Virginia market continues to contribute to our loan and deposit growth and is performing up to expectations. We remain excited about this new market and continue to believe it will be a meaningful contributor to pretax income in 2019.

The mortgage banking segment’s losses for the last three quarters primarily stem from changes in leadership that had a negative impact on its operations as well as a lack of inventory of homes for sale. At the end of the first quarter of 2017, we closed our Manassas, Virginia mortgage production office after the retirement of its long term leader. Additionally, the President of the mortgage banking segment retired in the first quarter of 2017. At the end of 2017, we promoted a long time employee of the mortgage banking segment to President and CEO who has stabilized its operations and we believe it will be profitable for the remainder of the year. Although it had a loss for the quarter, the mortgage banking segment was profitable in March 2018. Additionally, mortgage loan applications are up year over year by 10%.

Loan Growth

We have experienced strong loan growth over the last five quarters, with total loans held for investment increasing by $47.8 million, or 14.1%, from Q1 2017. Core loans increased by $49.7 million, or 17.5%, from Q1 2017.

The asset types we have been strategically targeting – commercial and industrial business loans, owner occupied commercial real estate, and income producing property loans (non-owner occupied commercial real estate) continue to grow representing 56.3%, 54.8% and 52.6% of our total loan portfolio at Q1 2018, Q4 2017 and Q1 2017, respectively.

During the quarter, we continued to allow the purchased government guaranteed student loan portfolio to run off. It now represents 11.3% of our total loan portfolio vs. 12.4% at Q4 2017 and 13.3% at Q1 2017.

The following table provides additional details (in thousands):

Loans Outstanding
Loan Type	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
C&I + Owner occupied commercial real estate	$131,322	$121,510	$112,481	$115,921	$114,026
Nonowner occupied commercial real estate	86,894	80,501	68,223	65,963	64,862
Consumer/Residential	90,358	88,228	81,708	77,500	77,841
Acquisition, development and construction	33,284	30,817	35,048	34,950	35,840
Student	43,896	45,805	47,643	43,422	45,364
Other	1,973	1,848	1,899	1,985	1,971
Total loans	$387,727	$368,709	$347,002	$339,741	$339,904

Credit metrics continue to compare favorably to our peers as follows:

Credit Metric	Village Q1 2018	Peer Group Q4 2017(2)
Allowance for Loan and Lease Losses/Nonperforming Loans	159.11%	141.30%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.61%	0.99%
Nonperforming Assets/Bank Total Assets(1)	0.64%	0.98%

(1) Nonperforming assets excluding performing troubled debt restructurings.
(2) Source - SNL data for VA Banks <$1 Billion as of 12/31/17.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits
Deposit Type	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Noninterest-bearing demand	$114,088	$104,138	$103,396	$100,488	$95,472
Interest checking	50,145	48,042	48,673	48,916	44,040
Money market	81,722	82,523	81,423	81,673	73,142
Savings	29,043	27,596	27,601	27,653	27,601
Time deposits	146,500	149,325	146,311	146,661	148,353
Total deposits	$421,498	$411,624	$407,404	$405,391	$388,608

Total deposits increased by $9.9 million, or 2.4%, from Q4 2017, and by $32.9 million, or 8.5%, from Q1 2017. All of this growth occurred in low cost relationship deposits (checking, money market and savings) which increased by $12.7 million, or 4.8%, from Q4 2017, and by $34.7 million, or 14.5%, from Q1 2017. This growth is a result of our focus on building customer relationships that provide lower cost deposits. Interest expense on deposits increased by $65,000, or 11.5%, from Q1 2017 to Q1 2018. The rate paid on deposits increased from 0.79% to 0.83% for the same period.

Capital

The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies.

As previously disclosed, on March 21, 2018 the Company issued $5.7 million of fixed-to-floating rate subordinated notes due March 31, 2028 in a private placement. On March 30, 2018, the proceeds from the subordinated notes were used to redeem the remaining 5,027 shares ($5,027,000 aggregate liquidation value) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, plus accrued dividends.

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Common equity tier 1	11.70%	11.96%	13.23%	13.33%	13.17%
Tier 1	11.70%	11.96%	13.23%	13.33%	13.17%
Total capital	12.61%	12.88%	14.23%	14.36%	14.22%
Tier 1 leverage	9.08%	9.18%	9.51%	9.64%	9.79%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact C. Harril Whitehurst, Jr., Executive Vice President and CFO at 804-897-3900 or hwhitehurst@villagebank.com.

Financial Highlights

(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$488,819	$476,974	$464,706	$462,255	$451,329
Investment securities	48,302	49,711	44,834	43,052	43,484
Loans held for sale	5,372	8,047	5,641	11,028	7,334
Loans, net	385,036	366,169	344,435	337,129	337,203
Deposits	421,498	411,624	407,404	405,391	388,608
Borrowings	29,964	22,648	10,364	10,364	16,242
Shareholders’ equity	34,230	39,334	43,634	43,468	43,177
Book value per share	$23.87	$23.98	$26.98	$26.89	$26.66
Total shares outstanding	1,434,136	1,430,751	1,430,854	1,429,346	1,429,827

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.86%	0.88%	0.93%	0.96%	0.99%
Nonaccrual loans	159.11%	139.61%	128.90%	168.66%	132.86%
Nonperforming assets to total assets	0.64%	0.86%	0.93%	0.81%	0.90%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2018	2018	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$4,777	$4,594	$4,380	$4,192	$4,132
Interest expense	766	724	688	670	639
Net interest income before provision for loan losses	4,011	3,870	3,692	3,522	3,493
Provision for loan losses	-	-	-	-	-
Noninterest income	1,655	1,865	2,078	2,147	2,016
Noninterest expense	5,182	5,524	5,391	5,338	4,960
Income before income tax expense (benefit)	484	211	379	331	549
Income tax expense(1)	72	4,233	106	94	134
Net income (loss)(1)	412	(4,022)	273	237	415
Net income (loss) available to common shareholders(1)	299	(4,135)	160	123	257
Earnings (loss) per share
Basic	$0.21	$(2.92)	$0.11	$0.09	$0.18
Diluted	$0.21	$(2.92)	$0.11	$0.09	$0.18

Performance Ratios
Return on average assets	0.35%	(3.42)%	0.24%	0.21%	0.38%
Return on average equity	4.24%	(36.35)%	2.47%	2.18%	3.86%
Net interest margin	3.74%	3.66%	3.53%	3.49%	3.58%

(1) Net income and net income available to common shareholders for the three months ended December 31, 2017 were negatively impacted by the write-down of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.